Exhibit 5.1

October 3, 2011

Research In Motion Limited
295 Phillip Street
Waterloo, Ontario
N2L 3W8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Research In Motion Limited, an Ontario corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), to register 3,000,000 common shares (the “Common Shares”) of the Company, which may be issued by the Company pursuant to the 2005 Restricted Share Unit Plan, as amended and restated (the “Plan”).

We have examined and relied as to matters of fact upon such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein we have assumed: (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents; (b) the identity and capacity of all individuals acting or purporting to act as public officials; and (c) that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

We have assumed that all Common Shares issued under the Plan will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Company would have received if the Common Shares had been issued for money.

Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

We are qualified to practice law only in the Province of Ontario. We express no opinion as to the laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

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Based and relying upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Common Shares to be issued pursuant to the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name therein.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is solely for the use of the addressee in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our prior written consent.

Yours truly,

BENNETT JONES LLP